                                                                           FINAL

                           ASSET PURCHASE AGREEMENT

                                    FOR THE

                           ACQUISITION OF THE ASSETS

                                      OF

                         THE DORMAN PRODUCTS DIVISION

                                      OF

                         SDI OPERATING PARTNERS, L.P.

                                      BY

                                   R&B, INC.


                          Dated as of October 5, 1994

                           ASSET PURCHASE AGREEMENT

     AGREEMENT dated as of October 5, 1994 between SDI OPERATING PARTNERS, L.P. a Delaware limited partnership (the "Seller") and R&B, Inc., a Pennsylvania corporation (the "Buyer").

     The Dorman Products Division of the Seller (the "Division") is engaged principally in the business of distribution of small parts and fasteners to the automotive aftermarket throughout the United States. The Seller desires to sell all of the assets and properties of the Division to the Buyer, and the Buyer desires to acquire the same from the Seller, upon and subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

     1.   Sale and Purchase of Assets.
          ---------------------------

          1.1  Assets to be Purchased. At the Closing (as hereinafter defined)
               ----------------------
hereunder, the Seller will sell to the Buyer, and the Buyer will purchase from the Seller, (a) all of Seller's right, title and interest in and to all of the assets of the Division wherever situated, including, but not limited, to (i) real estate; leaseholds; notes, accounts and drafts receivable; supplies on hand and in transit, inventories of finished goods, raw materials and work-in-process; goodwill, franchises and all its right,


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title and interest in and to the use of the name Dorman Products, or any similar name; United States and foreign trademarks and trademark registrations and trademark applications, trade names, copyrights, United States and foreign patents and patent applications, including all international priority rights associated therewith, patent and other licenses, processes, formulae, trade secrets, inventions and royalties, including all rights to sue for past infringement; tangible and intangible personal property of all kinds; and books of account, files, papers and records relating to the aforesaid business and assets if any there be; and (ii) those assets reflected in the Division's June 30 Balance Sheet (as hereinafter defined), with only such changes therein as shall have occurred between June 30, 1994 and the Closing Date in the ordinary course of business or as are permitted or contemplated by this Agreement, (b) all rights of Seller with respect to the business of the Division under any and all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments and other documents to which it is a party or by which it has rights, including but not limited to fidelity and contract bonds; causes of action, judgments, claims and demands of whatsoever nature; membership, agencies and permits; contracts for the purchase of raw materials and supplies and for the sale of goods, employment contracts, restrictive covenants and

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obligations of present and former officers and employees and of individuals and corporations, and all other contracts, and (c) the business and operations of the Division as a going concern; provided, however, that the assets to be sold
                                 --------  -------
shall not include (i) cash and cash items other than petty cash and bonds or deposits with suppliers or customers, and (ii) tax refunds ("Excluded Assets").

     All of the assets and business to be sold by the Seller are hereinafter referred to collectively as the "Purchased Assets".

          1.2  Purchase Price. The aggregate purchase price to be paid for the
               --------------
Purchased Assets (the "Purchase Price") shall be:

               (a) Cash payable to the Seller at the Closing in the amount of $38,300,000;

               (b)  the assumption of the Assumed Liabilities as set forth in
Section 1.3; and

               (c) the cash portion of the Purchase Price will be adjusted, dollar for dollar, as follows:

                    (i) If the June Book Value of Seller, which is set forth in Exhibit 1.2(c) attached hereto, exceeds the Closing Book Value of Seller, as defined in and determined in accordance with Exhibit 1.2(c) attached hereto, the amount determined in accordance with the applicable provisions of Exhibit 1.2(c) (which shall be referred to hereinafter as the "Adjustment


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

     Payment") shall be paid to Buyer by Seller, by wire transfer of funds or bank cashiers check, on the fifth (5th) business day following the determination of the Closing Book Value of Seller; or

                    (ii) If the Closing Book Value of Seller exceeds the June Book Value of Seller, then an Adjustment Payment (as an additional part of the Purchase Price) shall be paid to Seller by Buyer, by wire transfer of funds or bank cashiers check, on the fifth (5th) business day following such determination of the Closing Book Value of Seller; and

                    (iii) Any amount due pursuant to this Section 1.2(c) by one party to the other shall bear interest at a rate of eight percent (8%) per annum from the Closing Date until such amount is paid.

          1.3  Assumption of Liabilities and Obligations.
               -----------------------------------------

               (a)  Except as otherwise provided in paragraph (b) of this
Section 1.3 at and effective as of the Closing, the Buyer shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of the Seller relating to the Division:

                    (i) all liabilities and obligations of the Seller relating to the Division as of June 30, 1994 reflected or reserved against in the June 30 Balance Sheet and not paid or discharged prior to the closing;


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                    (ii)  liabilities and obligations of the Seller relating to the Division's creditors arising in the ordinary course of the Division's business and consistent with the Division's past practice between June 30, 1994 and the close of business on the last business day preceding the day of the Closing;

                    (iii) all liabilities and obligations of the Seller relating to the Contracts that are specifically identified as being assumed by the Buyer hereunder in the Schedule (as hereinafter defined) or are less than $1,000; and

                    (iv) all other liabilities and obligations listed in the Schedule as being assumed by the Buyer.

          All of the liabilities and obligations assumed by the Buyer pursuant to this Section 1.3 are hereinafter referred to collectively as the "Assumed Liabilities".

               (b) Notwithstanding paragraph (a) of this Section 1.3 and any other provisions of this Agreement, Buyer shall not purchase the Purchased Assets subject to, and Buyer shall not in any manner and in no event assume, agree to pay, discharge or perform, incur or be liable or responsible for, as the case may be, any liability or obligation of Seller or the Division other than the Assumed Liabilities, including, but not limited to, any liability or obligation in respect of any Taxes (as defined in Section 3.4A hereof) incident to or

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

arising as a consequence of the negotiation or consummation of this Agreement and the transactions contemplated hereby or any accrued wages, vacation pay, miscellaneous employee benefit expense, or relating to any 'employee benefit plan' (as that term is defined in Section 3(3) of ERISA), or any other plan, trust agreement or arrangement providing deferred compensation, retirement or welfare benefits, sponsored or maintained by the Seller with respect to the Division prior to, on, or subsequent to, the Closing Date.

          1.4  Allocation of Purchase Price. The Purchase Price shall be
               ----------------------------
allocated among the Purchased Assets as the parties shall mutually agree. The parties agree that neither of them will take any position for income tax purposes which is inconsistent with the allocation the parties shall mutually agree on.

     2.   Closing.
          -------

          2.1  Time and Place of Closing. The closing (the "Closing") of the
               -------------------------
sale and purchase of the Purchased Assets shall take place at 10:00 A.M. on January 3, 1995, effective January 1, 1995 (the "Closing Date") at the offices of Morgan, Lewis & Bockius, 2000 one Logan Square, Philadelphia, Pennsylvania, or at such other time and place as the parties shall mutually agree in writing; provided, however, Buyer may extend the Closing and the Closing Date for 30 days if the financing commitment described in Section 4.4 is not


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

provided. Notwithstanding the foregoing, the calculation pursuant to Section 1.2(c) shall be as of December 31, 1994.

          2.2  Items to be Delivered at Closing.
               --------------------------------

               (a) At the Closing, the Seller will deliver to the Buyer a bill of sale for the Purchased Assets, deeds for the Real Property disclosed in the Schedule pursuant to Section 3.7(c) and such other assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer, in form satisfactory to the Buyer and its counsel, as shall be necessary and effective to convey, transfer and assign to, and vest in, the Buyer all of the Seller's right, title and interest in and to the Purchased Assets, including without limitation, (i) good, valid and marketable title in and to all of the Purchased Assets, (ii) good and valid leasehold interests in and to all of the Purchased Assets leased by the Seller and (iii) all of the Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments and other documents comprising the Purchased Assets to which the Seller is a party or by which it has rights on the Closing Date.

               (b) At the Closing, the Buyer will deliver to the Seller a payment by wire transfer to an account designated by the Seller as provided in
Section 1.2(a), and an Assumption Agreement whereby the Buyer will assume and

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

agree to pay, discharge or perform, as appropriate, the Assumed Liabilities as provided in Section 1.3.

          2.3  Further Assurances. Following the Closing, at the request of the
               ------------------
Buyer, the Seller will execute, acknowledge and deliver to the Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Buyer may reasonably require in order to vest more effectively in the Buyer, or to put the Buyer more fully in possession of, any of the Purchased Assets, or to better enable the Buyer to complete, perform or discharge any of the Assumed Liabilities.

     3.   Representations and Warranties of the Seller. The Seller represents
          --------------------------------------------
and warrants to the Buyer on the date hereof and on and as of the Closing Date as follows:

          3.1  Organization and Powers. The Seller is a limited partnership duly
               -----------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and carry on its business as and where such business is now conducted.

          3.2  Power and Authorization. The Seller has full authority to execute
               -----------------------
and deliver this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement (and all other documents and instruments required to effect the transactions

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

contemplated hereunder) by the Seller and the consummation of the transactions contemplated herein have been duly authorized by all necessary partnership action. This Agreement constitutes the legally valid and binding obligation of Seller and is enforceable upon the Seller in accordance with its terms. The Seller is qualified and registered to do business in each of the jurisdictions listed on the Schedule. There is no other jurisdiction in which the nature of the Division's business or location of its assets or properties requires such qualification or registration, the failure of which to qualify would have a material adverse effect on the Purchased Assets, Assumed Liabilities, financial condition, results of operations, business or business prospects of the Division.

          3.3  Conflict with Other Agreements, Approvals. With respect to the
               -----------------------------------------
following:

               (a) the Certificate of Limited Partnership (and any and all amendments thereto) and Agreement of Limited Partnership (and any and all amendments thereto) of the Seller,

               (b) any law, statute, ordinance, charter, rule or regulation, enacted, approved or adopted by any governmental, administrative or regulatory authority,

               (c) any material agreement, instrument or permit to which the Seller or the Division is a party or may be bound (including, but not limited to, the Contracts), or


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

               (d) any judgment, order, writ, injunction, citation, decree or ruling of any court, governmental, administrative or regulatory authority or arbitration tribunal to which the Seller or the Division is a party or subject, except as disclosed in the schedule to be delivered by the Seller to the Buyer as soon as practicable after the date hereof (the "Schedule"), the execution and delivery by the Seller of this Agreement (and the documents required to effect the transactions contemplated hereunder) and the consummation of the transactions contemplated hereby, do not and will not, (i) constitute or result in any violation, conflict or default (either immediately or upon notice, lapse of time or both), give to others any interest or rights, including rights of termination, cancellation or acceleration, or create or impose an encumbrance on any of the Purchased Assets or (ii) require any authorization, consent, approval, exemption or other action by any court, administrative, regulatory or governmental body which has not been obtained, or any notice to or filing with any court, administrative, regulatory or governmental body which has not been given or done except for filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "H-S-R Act").

          3.4  Compliance with Law. Except as disclosed in the Schedule, to the
               -------------------
knowledge of the Seller, the Division's business and the Seller's conduct of the business of the

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Division is and has been in compliance with all applicable federal, state, local or other governmental, administrative and regulatory laws or ordinances, foreign or domestic, and any order, rule or regulation of any state, local or other governmental, administrative or regulatory agency or body, foreign or domestic (including, without limitation, all environmental, energy, safety, health, zoning, anti-discrimination, antitrust, labor, wage and hour and price and wage control laws, ordinances, orders, rules or regulations to the extent any or all of the foregoing are applicable), and there is no basis for a violation thereof which may occur in the future, the non-compliance with which, or the violation of which would (individually or in the aggregate) have a material adverse effect on the Purchased Assets, Assumed Liabilities, financial condition, results of operations, business or business prospects of the Division, and the Seller has received no claim or notice of violation with respect thereto, and there is no investigation pending or threatened.

          3.4A Taxes.  (a) The Seller or an affiliate of the Seller on its
               -----
behalf has (i) duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as hereinafter defined) required to be filed by or with respect to the Seller other than those Tax Returns the failure of which to file would not have a material adverse effect on the business, operations or

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

financial condition of the Seller and the Division taken as a whole, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or have made adequate provision for on its balance sheet (in accordance with generally accepted accounting principles) all material Taxes (as hereinafter defined) shown to be due on such Tax Returns. There are no material liens for Taxes upon the assets of the Seller except for statutory liens for current taxes not yet due. Except as set forth in the Schedule, neither the Seller nor any affiliate of the Seller, has received any notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for Taxes with respect to the operations of the Division which has not been fully paid or finally settled, and any such deficiency or assessment shown on such Schedule is being contested in good faith through appropriate proceedings.

                    (ii) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessment imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

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

                    (iii) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

          3.5  Financial Statements.
               --------------------

               (a) The Seller will deliver to the Buyer with the Schedule true and complete copies of the following "Financial Statements" (including the notes thereto) of the Division: (i) Unaudited Balance Sheets for the years ended December 31, 1991, 1992 and 1993 and for the six months ended June 30, 1994,
(ii) Unaudited Statements of Income for the years ending December 31, 1991, 1992 and 1993 and for the six months ending June 30, 1994, and (iii) Unaudited Statements of Cash Flows for the years ended December 31, 1991, 1992 and 1993, and the six months ended June 30, 1994.

               (b) Except as disclosed in the Schedule, such Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and the Financial Statements are true and correct in all material respects, and fairly present the financial position, results of operations and cash flows of the Division at the dates indicated. The balance sheet as of June 30, 1994 is referred to herein as the "June 30 Balance Sheet", and fairly presents those assets and liabilities necessary and sufficient to operate the business consistent with past practices.

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

               (c) Appropriate records exist, and testing procedures have been or can be performed, to allow the Division's Financial Statements, including financial statements for the current fiscal year, to be audited in accordance with generally accepted accounting principles.

               (d) All inventory consists of a quality and quantity usable or salable in the ordinary course of the business of Seller, except for items of obsolete materials and materials below standard quality, all of which: (i) have been written down to realizable market value; or (ii) adequately reserved for.

               (e) The purpose of this Section 3.5(e) is to provide the mechanics whereby the Buyer will be paid for (i) the amount of accounts receivable on the Closing Date Balance Sheet which are not collected within the time periods set forth below less (ii) (x) the amount of the bad debt reserve on
                             ----
the Closing Date Balance Sheet and (y) any payments received by the Buyer with respect to accounts receivable which had been written off by the Seller prior to the Closing Date ("written off accounts"). The Buyer shall use its best efforts and due diligence to collect all accounts receivable shown on the Closing Date Balance Sheet. All payments received after the Closing Date from a customer of the Seller shall, unless application to a specified invoice or account is otherwise directed by the customer, be applied first to the oldest account owing by such customer as of the Closing


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

Date. Customer debits shall be allocated depending on whether the underlying basis for the debit arose before or after the Closing Date. The Buyer shall provide the Seller with monthly reports with respect to the collection of the accounts receivable.

     Within 30 days after 60 days after the Closing Date, the Buyer may notify the Seller of any uncollected accounts which were included on the Closing Date Balance Sheet and were past due on the Closing Date, and the Seller shall thereupon pay to the Buyer the amount of such accounts less any bad debt reserve allocated to them and any amounts received by the Buyer since the Closing Date with respect to written off accounts. Within 30 days after 150 days after the Closing Date, the Buyer may notify the Seller of any remaining uncollected accounts, and the Seller shall thereupon pay to the Buyer the amount of such accounts less the balance of the bad debt reserve and any amounts received by the Buyer since the first notification with respect to written off accounts or accounts included in the first notification. Upon such payment, the Buyer shall transfer and assign to the Seller, without recourse, all accounts receivable which are uncollected.

               (f) The description of the Division's customer credits and allowances set forth in the Schedule is true and correct.


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

          3.6  Absence of Adverse Changes or Events. Except as otherwise
               ------------------------------------
reflected in the Schedule, since June 30, 1994 there has been no change in the Purchased Assets, Assumed Liabilities, financial condition, results of operations, business or business prospects of the Division which has materially adversely affected or, in the judgement of the Seller might materially adversely affect, the Purchased Assets, Assumed Liabilities, financial condition, results of operations, business or business prospects of the Division.

          3.7  Assets.
               ------

               (a) Except as disclosed in the Schedule, the Seller is the owner of and has good, valid and marketable title to all of the Purchased Assets, free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any kind or nature whatsoever.

               (b) The Purchased Assets are in good operating condition in all material respects and are usable in the ordinary course of business, subject to ordinary wear and tear.

               (c) The Schedule sets forth all real estate utilized by the Division included in the Purchased Assets (the "Real Property") and the location of the Real Property. The Seller will deliver to the Buyer (i) a copy of each deed by which the Seller acquired title to or interest in the Real Property,
(ii) a copy of title abstracts and title insurance policies for the Real Property, (iii) a copy of the most recent survey or surveys for the Real Property, (iv) a copy of certificates of occupancy (or, if a copy is not readily obtainable, confirmation that a certificate was in the past issued) for the improvements on the Real Property and any notices of violation with respect to the Real Property, including without limitation, notices relating to environmental laws, (v) a copy of any variance granted with respect to any of the Real Property pursuant to applicable zoning laws or ordinances, all of which documents are true and complete copies thereof as in effect on the date hereof and (vi) any and all other documents and instruments relating to the Real Property utilized by the Division. The Real Property is zoned as set forth in the Schedule, and the conduct of the business of the Seller which is currently conducted on the Real Property does not violate such zoning classification. There are no public improvements, condominium or association assessments against the Real Property. Except as set forth in the Schedule, to the knowledge of the Seller, there is no easement, covenant, right-of-way, agreement, license, lease, sublease, occupancy agreement or restriction with respect to the Real Property. The Seller has received no notices, oral or written, and has no reason to believe, that any government body having jurisdiction over the Real Property intends to exercise the power of eminent domain or similar power with respect to all or any part of the Real Property. The Division's Real

Property and facilities are adequate for the operation of the Division's business

               (d)  (i)   The Real Property is currently operated in accordance
with applicable law and no notice has been given to the Seller by any person or governmental authority claiming any violation of any federal, state, or local statute, ordinance, regulation, standard, administrative order or court order or decree or private agreement (hereinafter collectively called "Environmental Requirements") or demanding payment or contribution for any environmental contamination of or from the Real Property or any damages attributable thereto;
(ii) No administrative order, consent order, lien, superlien or agreement, litigation or settlement with respect to any Hazardous Substance located on, about or under all or any portion of the Real Property, is pending, or to the knowledge of the Seller, proposed, threatened or anticipated; (iii) Except as set forth in the Schedule, no Hazardous Substance as that term is defined herein, has been used, generated, treated, stored, discharged, disposed of, deposited or otherwise released in or on the Real Property; (iv) Except as set forth in the Schedule, no Hazardous Substance is currently stored, used or otherwise present on the Real Property except for any concentrations or quantities that occur naturally on the Real Property. To the knowledge of the Seller no asbestos or PCBs are present on the Real Property; (v) To the knowledge of the

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

Seller, there is no actual or threatened release of any Hazardous Substance and there is no other environmental condition (such as a wetland, sinkhole, coastal zone, floodplain or other environmentally sensitive area), in or on the Real Property that may: (a) restrict any development or use of the Real Property; (b) increase the cost of developing, operating or maintaining the Real Property; (c) present any risk to any persons or things on or off of the Real Property; or (d) diminish or impair the value or marketability of the Real Property; (vii) As used herein, the term Hazardous Substance shall mean and include: (a) any "Hazardous Substance", "Pollutant" or "Contaminant" (as defined in Section 101(14) and (33) of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. 9601 (14) and (33)) or 40 C.F.R. Part 302; (b) any hazardous substance or any hazardous waste or solid waste, as those terms are defined in applicable state or local law; (c) any substance containing petroleum, as that term is defined in Section 9001(8) of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6991(8) or 40 C.F.R. 280.1; or (d) any other substance for which any governmental entity requires special handling in its collection, storage, treatment or disposal.

          3.8  Contracts. All written or oral contracts, agreements, leases,
               ---------
subleases, options, instruments, mortgages, commitments or binding arrangements, express or implied, of any nature whatsoever ("Contracts"), to which, with respect to the Division, the Seller or the Division is a party or may be bound or subject, are listed in the Schedule, except Contracts relating to purchase or sales orders in the ordinary course of business or involving a payment of less than $50,000. All Contracts are valid and in full force and effect. The Seller is not in default under any of the Contracts nor, to the knowledge of the Seller, is any other party to any such Contract in default thereunder, and the Seller has not violated any provision of, or committed or failed to perform any act, which with notice, lapse of time or both would constitute a default under the provisions of any Contract, nor, to the knowledge of the Seller, is there any condition or basis for any claim of a default by any party thereof. Copies of all Contracts will be attached to the Schedule. Except as disclosed in the Schedule, all rights of Seller under the Contracts are assignable to Buyer on and after the Closing Date without the consent of any person or entity or the payment of any penalty, the incurrence of any additional obligation or the change of any material term.

          3.9  Litigation. Except as disclosed in the Schedule, (a) no claim,
               ----------
action, suit, arbitration, investigation or other proceeding is pending or, to the knowledge of the Seller, threatened or known to be contemplated, against the Seller or the Division with respect to the Division or any of the Division's assets (including, but not limited to, the Purchased Assets), properties, operations, business or business prospects before any court, governmental or regulatory agency, authority or commission, arbitrator or "impartial mediator", (b) there are no judgments, consents, decrees, injunctions, or any other judicial, administrative or regulatory mandates outstanding against the Seller or the Division with respect to the Division or any of the Division's assets (including, but not limited to, Purchased Assets), properties, operations, business or business prospects and
(c) no litigation or claims have been brought or threatened, or are known to be contemplated, respecting the transactions contemplated by this Agreement.

          3.10 Employee Benefit Plans and Arrangements. The Schedule contains a
               ---------------------------------------
complete list of all employee benefit plans sponsored or maintained by the Seller with the Division. For the purposes hereof, the term "employee benefit plan" includes all employee welfare benefit plans within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee pension benefit plans within the meaning of section 3(2) of ERISA. Buyer shall assume no obligations or liabilities relating to any 'employee benefit plan' (as that term is defined in Section 3(3) of ERISA), or any other plan, trust agreement or arrangement providing deferred compensation, retirement or welfare benefits, sponsored or maintained by the Seller with respect to the Division prior to, on, or subsequent to the Closing Date. Seller shall be solely responsible with respect to any such plan for all obligations under Section 4980B of the Code and Sections 601 through 608 of ERISA and for any other obligations, liabilities or claims asserted in relation to any such plan pursuant to ERISA, the Code or any other applicable law (whether federal, state, or local) or by any governmental agency (including, but not limited to, the Internal Revenue Service, the U.S. Department of Labor and the Pension Benefit Guaranty Corporation).

          3.11 Patents and Trademarks. The Seller owns all foreign and United
               ----------------------
States patents, trademarks, service marks, trade names, copyrights and applications with respect thereto, or has entered into a subsisting license agreement with respect thereto, which are necessary for the conduct of the business of the Division as now conducted and as heretofore conducted, with no known conflict with, or infringement of, any patent, trademark, service mark, tradename or copyright owned by any person. The Schedule contains a complete and correct listing of all such patents, trademarks, service marks, trade names, copyrights and applications with respect thereto and license agreements.

          3.12 Franchises, Licenses, Permits, etc. To the knowledge of the
               ----------------------------------
Seller, the Seller owns or possesses in the operation of the business of the Division all franchises, permits, consents, approvals, waivers and other authorizations, governmental or otherwise, which are necessary for it to conduct the business of the Division as now or heretofore conducted ("Authorizations"), all of which are listed in the Schedule, and all of which are in full force and effect. The Seller is not in default to the knowledge of the Seller, and has not received any notice of any violation or claim of default, with respect to any such Authorization, or any notice of any other violation, claim or proceeding or threatened proceeding relating to any such Authorization or claimed lack of any necessary Authorization. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will have any materially adverse effect upon any such Authorization except as disclosed in the Schedule. Except as set forth on the Schedule, all of the Authorizations are assignable and transferable by Seller to Buyer without the consent of any person or entity.

          3.13 Full Disclosure. The information furnished by or on behalf of
               ---------------
Seller to Buyer in connection with this Agreement (and any documents and instruments related thereto) and the transactions contemplated hereby do not contain any untrue statement of material fact and do not fail to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading.

          3.14 Employment Relations.
               --------------------

               (a) The Schedule contains a complete list of all of the Division's employees, and sets forth each employee's annual compensation, position with the Division and years of employment with the Division and Seller.

               (b) All accrued wages, vacation pay, and miscellaneous employee benefit expenses owed to any of Seller's employees shall be paid in full to the Buyer as of the Closing Date and there shall be no continuing or future liabilities with respect to any wages, compensation, benefits or other employment related liabilities to any employees, including, but not limited to, any salespersons or administrative employees as of and after the Closing Date.

               (c) As of the Closing Date, Seller shall have no liability, with respect to employees of the Division, whether contingent, liquidated or unliquidated, to any pension or other benefit plan, including, but not limited to any bonus, deferred compensation, pension, profit sharing, retirement, stock option, group insurance, health benefit, welfare, or other fringe benefit plan, including, but not limited to, plans defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA").

               (d) Seller shall completely satisfy any and all obligations regarding its employees imposed under the Kentucky Unemployment Compensation Act, the Kentucky Workers Compensation Act, and under any other statute or regulation of either the Commonwealth of Kentucky, the State of California, or any of their political subdivisions.

               (e) Seller acknowledges that Buyer will not assume any liability, nor will be liable for any debt, liability, or obligation of Seller, whether contingent, actual, liquidated or unliquidated, that might have arisen or may in the future arise, as a result of Seller's status as an employer, termination of any individual employment contract, termination of any labor agreement or termination of any pension or benefit plan.

               (f) To the knowledge of the Seller, Seller is in complete compliance with all federal, state, and local laws and regulations respecting employment, including employment practices, the terms and conditions of employment, the payment of wages, plant closings and the governance of pension and employee welfare benefit plans, including, but not limited to, the Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, ERISA, the Multi-employer Pension Plan Amendments Act, and any other laws referred to above.

          3.15 Knowledge. For purposes of this Section 3, "knowledge" means the
               ---------
actual knowledge of the Seller and the following executive officers of the Division (which includes all of the Division's executive officers): Robert Bryant, Charles Burke, Jack Cameron, August Knickelbein, Jeffrey Moore and Richart Shutt.

          3A.  Right to Rescind. The Buyer shall have the right to rescind this
               ----------------
Agreement within 15 days after the delivery of the Schedule if in the good faith judgment of the Buyer the Schedule is not reasonably satisfactory to the Buyer.

     4.   Representations and Warranties of the Buyer. The Buyer represents and
          -------------------------------------------
warrants to the Seller on the date hereof and on and as of the Closing Date as follows:

          4.1  Organization and Powers. The Buyer is a corporation duly
               -----------------------
organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and has all requisite power and authority to own, lease and operate its properties and assets and carry on its business as and where such business is now conducted.

          4.2  Power and Authorization. The Buyer has full authority to execute
               -----------------------
and deliver this Agreement and carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement (and all other documents and instruments required to effect the transaction contemplated) by the Buyer and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action. This Agreement constitutes the legally valid and binding obligation of Buyer and is enforceable upon the Buyer in accordance with its terms.

          4.3  Conflict with Other Agreements, Approvals. With respect to the
               -----------------------------------------
following:

               (a)  the Articles of Incorporation or Bylaws of the Buyer,


               (b)  any applicable law, statute, rule or regulation,

               (c) any material agreement or instrument to which the Buyer is a party or may be bound, or

               (d) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Buyer is a party or subject, the execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration, or (ii) require any authorization, consent, approval, exemption or other action by any court or administrative or governmental body which has not been obtained, or any notice to or filing with any court or administrative or governmental body which has not been obtained or any notice to or filing with any court or administrative or governmental body which has not been given or done except for filings pursuant to the H-S-R Act.

          4.4  Financing.  Buyer has received a commitment letter from
               ---------
CoreStates Bank N.A. providing for financing sufficient to effect the transaction (the "Financing"), a true and correct copy of which is attached hereto as Exhibit 4.4, and which has previously been provided to the Seller.

The Buyer has not received any oral or written indication that CoreStates Bank N.A. does not intend to furnish the Financing, and to the Buyer's knowledge CoreStates Bank N.A. is taking all actions necessary in a reasonable and diligent manner to enable it to meet the scheduled Closing Date.

     5.   Conduct of Business of the Division Prior to Closing. The Seller
          ----------------------------------------------------
covenants to the Buyer that, except as may be approved in writing by the Buyer, from and after the date hereof to the Closing Date:

          5.1  Business. The Seller will conduct and operate the business of the
               --------
Division only in the ordinary course consistent with past practice so as to protect such business and to maintain the good will it now enjoys and, to the extent consistent with such operations, use all reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and employees, and preserve its relationships with suppliers, jobbers, distributors, customers and others having business dealings with it. The Seller will pay all of the Division's liabilities and obligations as and when due in the ordinary course of business consistent with the Division's past practice.

          5.2  Adverse Changes. The Seller will not take or omit to take any
               ---------------
action which action or omission would in its reasonable judgment cause any material adverse change to occur in the Purchased Assets, Assumed Liabilities, financial condition, results of operations, business or business prospects of the Division.

          5.3  Maintenance of Properties, Permits, Franchises, Licenses, etc.
               --------------------------------------------------------------
The Seller will, at its own expense, maintain all of the properties used or useful in the business of the Division in customary repair, order and condition, and maintain in full force and effect all Authorizations currently in effect.

          5.4  Encumbrances. Except as set forth on the Schedule, the Seller
               ------------
will not mortgage, pledge or otherwise subject to any lien, security interest, encumbrance or charge of any nature, any of the Purchased Assets or become committed to do so, or permit or suffer any of the Purchased Assets to become subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any nature, or become committed so to do.

     6.   H-S-R Act. As promptly as practicable after the execution of this
          ---------
Agreement, the Seller and the Buyer shall each make appropriate filings with the Federal Trade Commission and the Department of Justice pursuant to the H-S-R Act and shall comply with any and all reasonable requests for additional information as soon as possible after receipt of such requests.

     7.   Consents. The Seller and the Buyer shall each use their best efforts
          --------
to obtain all consents or authorizations of third parties which may be necessary or reasonably required in order to effect the transactions contemplated by this Agreement.

     8.   Access to Business and Records.
          ------------------------------

          (a) Between the date hereof and the Closing Date and in the absence of any breach of this Agreement by Buyer, the Seller grants to the Buyer and its officers, employees, attorneys, accountants and agents, the right, during normal business hours, to inspect and copy the books, records, properties and inventory of the Seller with respect to the Division and to consult with officers, employees, attorneys and agents of the Seller for the purpose of investigating the business of the Division and determining the accuracy of the representations and warranties made herein: provided that no inspection of records shall be made pursuant to and for the purposes of this Section 8 unless the Buyer shall first inform a Group Vice President of the Seller of the proposed time and place of the proposed visit and the general purposes thereof and coordinate with him the arrangements therefor. Buyer's investigation shall not affect, limit, eliminate or modify the warranties, representations and covenants of Seller hereunder and Buyer may continue to rely thereon notwithstanding such investigation. Seller shall promptly, by appropriate notice, keep Buyer fully informed of all material events and occurrences relevant to the Division, its business, business prospects, operations and the Purchased Assets. Seller shall promptly provide Buyer, between the date hereof and the Closing Date, updating information, including but not limited to, balance sheets, income statements, and statements of cash flows.

               (b) For a period of five years after the Closing, the Buyer shall preserve all files and records that relate to the Division and that were in existence on the Closing Date and shall allow representatives of the Seller access to such files and records and the right to make copies and extracts therefrom during normal business hours, provided that (i) neither Seller nor its representatives shall have access to the Division's files and records that were not in existence on the Closing Date and (ii) commencing three years after the Closing the Buyer may give the Seller written notice of its intention to dispose of any specified part of such files and records (that were in existence on the Closing Date), in which case the Seller may notify the Buyer within 60 days of receipt of the notice of the Seller's desire to retain one or more of the items to be disposed of and the Buyer shall thereupon deliver such items to the Seller or agree to continue to retain such items.

     9.   Confidential Information. If Closing does not take place hereunder,
          ------------------------
each of the parties hereto shall keep confidential, and shall cause any of its representatives to keep confidential, any information (unless ascertainable from public or published information or trade sources) obtained from the other party concerning the operations and business of the other party.

     10.  Employees. Effective as of the Closing, the Buyer shall make its best
          ---------
efforts to offer employment (on an at-will basis and with the right to terminate at any time) to substantially all active employees of the Division with compensation and benefit plans and programs consistent with compensation and plans offered to Buyer's employees. The Buyer agrees that, except for Charles Burke, August Knickelbein and Jeffrey Moore, with respect to any employee of the Division not employed by the Buyer after the Closing Date or discharged without cause (as defined) by the Buyer prior to June 30, 1995, it will pay each such employee the amount of his or her compensation through June 30, 1995.

          For purposes of this Section 10, "cause" means (i) any misconduct (acts or omissions) injurious to the business of the Buyer, (ii) insubordination, or (iii) any other acts or omissions not in the best interest of the business of the Buyer.

     11.  Conditions to Obligation of the Buyer to Consummate Acquisition. The
          ---------------------------------------------------------------
obligation of the Buyer to consummate the asset purchase provided for in this Agreement shall be subject to the following conditions:

          11.1 Representations, Warranties and Covenants of the Seller. The
               -------------------------------------------------------
representations and warranties of the Seller herein contained and the information contained in the

Schedule and any closing and other documents delivered by the Seller in connection with this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date with the same effect as though made at such time and there shall have been no material adverse change in the Purchased Assets, properties, business or business prospects of the Division from the date of the June 30 Balance Sheet; the Seller shall have performed all obligations and complied with all agreements, undertakings, covenants and conditions required by this Agreement (and any and all documents and instruments related thereto) to be performed or complied with by it at or prior to the Closing Date; and the Seller shall have delivered to the Buyer a certificate in form and substance reasonably satisfactory to the Buyer dated the Closing Date and signed by a Vice President of the Seller to all such effects.

          11.2 Pending Litigation. No statute, rule, regulation or order of any
               ------------------
court or agency shall be in effect and there shall not be any litigation or proceeding pending or threatened which is designed to restrain, invalidate or prohibit any of the transactions contemplated by this Agreement, the defense of which would, in the judgment of the Buyer, made in good faith, involve expense, lapse of time or which otherwise would be materially adverse to the interests of the Buyer.

          11.3 H-S-R Act Compliance. All applicable waiting periods under the
               --------------------
H-S-R Act shall have expired or early termination thereof shall have been granted.

          11.4 Third Party Consents. The written consent to or written approval
               --------------------
of the transactions contemplated by this Agreement from each person whose consent or approval is required in the reasonable opinion of the Buyer shall have been obtained, all in the form and substance satisfactory to Buyer ("Third Party Consents").

          11.5 Title Insurance. The Buyer shall have received policies of title
               ---------------
insurance at regular rates as to each parcel of the Real Property from a reputable title insurance company licensed to do business in the State in which such Real Property is located, free of all exceptions, liens and encumbrances except those disclosed in the Schedule pursuant to Section 3.7(c).

          11.6 Opinion of Counsel for the Seller. The Buyer shall have received
               ---------------------------------
an opinion dated the Closing Date of Morgan, Lewis & Bockius, counsel for the Seller, satisfactory to the Buyer and its counsel, to the effect that:

               (a) The Seller is a limited partnership organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as and where such business is now being conducted.

               (b) All action required to have been taken by the Seller to authorize and effect the execution and delivery of this Agreement (and all other documents and instruments required to effect the transactions contemplated hereunder) by the Seller and the consummation of the transactions contemplated hereby has been taken; this Agreement constitutes the legally valid and binding obligation of the Seller and is enforceable against it in accordance with its terms subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights.

               (c)  With respect to the following:

                    (i) the Certificate of Limited Partnership (and any and all amendments thereto) and Agreement of Limited Partnership (and any and all amendments thereto) of the Seller,

                    (ii)  any applicable law, statute, rule or regulation,

                    (iii) any material agreement or instrument with respect to the Division to which the Seller is a party or may be bound of which such counsel has knowledge, or

                    (iv) any judgment, order, injunction, ruling of any court or governmental authority to which the Seller is a party or subject of which such counsel has knowledge, except as disclosed in the Schedule, the execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby will not (A) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration, or (B) require any authorization, consent, approval, exemption or other action by any court or administrative or governmental body which has not been obtained, or any notice to or filing with any court or administrative or governmental body which has not been given or done.

          11.7 Approval of Counsel. All steps to be taken and all papers and
               -------------------
documents to be executed and delivered, and all other legal matters in connection with the transactions contemplated by this Agreement shall be subject to the reasonable approval of the Buyer and its counsel.

          11.8 Closing Documents. Seller shall have delivered to Buyer, on or
               -----------------
before the Closing Date, the following documents, instruments, certificates and items, which shall be in form and substance acceptable to Buyer and Buyer's counsel, Blank, Rome, Comisky & McCauley, including, but not limited to:

               (a) A Certificate of Seller's Group Vice President or other authorized officer stating that the (i) representations and warranties of Seller contained in this Agreement are true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date,
(ii) the Schedules to this Agreement are complete, accurate and current on and as of the Closing Date; and (iii) Seller has performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

               (b)  The items set forth in Section 2.2 of this Agreement.

               (c)  Third Party Consents.

               (d) All files, papers, and books and records relating to the Division.

               (e) The keys, codes and the like to all of the Division's property and equipment used in, or relating to, the Division's business.

               (f)  The legal opinion of Seller's counsel as set forth in
Section 11.6 of this Agreement.

               (g) Copies of the minutes of the meetings of the Seller's Board authorizing the execution, delivery and performance of this Agreement and all related agreements, instruments and certificates of Seller, and copies of the Seller's Certificate of Limited Partnership (and any and all amendments thereto) and Agreement of Limited Partnership (and any and all amendments thereto), all certified by an authorized officer of the Seller.

               (h) All such further documents, instruments and agreements which may be requested by Buyer or its counsel to carry out and effectuate any provisions of this Agreement and the transactions provided herein.

          11.9 Financing. The Buyer shall have successfully completed the
               ---------
funding of the purchase price necessary to close the transaction on terms and conditions satisfactory to the Buyer. In the event Buyer invokes this condition, Buyer shall pay to the Seller $1,000,000 within 15 days after the date of such invocation.

     12.  Conditions to Obligation of the Seller to Consummate the Acquisition.
          --------------------------------------------------------------------
The obligation of the Seller to consummate the asset purchase provided for in this Agreement shall be subject to the following conditions:

          12.1 Representations, Warranties and Covenants of the Buyer. The
               ------------------------------------------------------
representations and warranties of the Buyer contained herein and the information contained in the closing and other documents delivered by the Buyer in connection with this Agreement shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time; the Buyer shall have performed all obligations and complied with all agreements, undertakings, covenants and conditions required performed or complied with by it at or prior to the Closing Date; and the Buyer shall have delivered to the Seller a certificate of the Buyer in form and substance satisfactory to the Seller dated this

Closing Date and signed by a Vice President of the Buyer to all such effects.

          12.2 Pending Litigation. There shall not be any litigation or
               ------------------
proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, the defense of which would in the judgment of the Seller made in good faith, involve expense or lapse of time that would be materially adverse to the interests of the Seller.

          12.3 H-S-R Act Compliance. All applicable waiting periods under the
               --------------------
H-S-R Act shall have expired or early termination thereof shall have been granted.

          12.4 Release from Liabilities. Seller shall be released from all
               ------------------------
liabilities with respect to the lease and letter of credit with respect to the Warsaw, Kentucky facility and the bonds related thereto.

          12.5 Opinion of Counsel for the Buyer. The Seller shall have received
               --------------------------------
an opinion dated the Closing Date of Barry D. Myers, counsel for the Buyer, satisfactory to the Seller and its counsel, to the effect that:

               (a) The Buyer is a corporation organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and has all requisite power and authority to own, lease and operate its properties and assets and carry on its business as and where such business is now conducted.

               (b) All action required to have been taken by or on behalf of the Buyer authorize and effect the execution and delivery of this Agreement (and all other documents and instruments required to effect the transactions contemplated hereunder) by the Buyer and the consummation of the transactions contemplated hereby has been taken; this Agreement constitutes the legally valid and binding obligation of the Buyer and is enforceable against it in accordance with its terms, subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights.

               (c)  With respect to the following:

                    (i)   the Articles of Incorporation or Bylaws of the Buyer,

                    (ii)  any applicable law, statute, rule or regulation,

                    (iii) any material agreement or instrument to which the Buyer is a party or may be bound of which such counsel has knowledge, or

                    (iv) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Buyer is a party or subject of which such counsel has knowledge,

the execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby will not (A) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration, or (B) require any authorization, consent, approval, exemption, or other action by any court or administrative or governmental body which has not been obtained, or any notice to or filing with any court or administrative or governmental body which has not been given or done.

          12.6 Approval of Counsel. All steps to be taken and all papers and
               -------------------
documents to be executed, and all other legal matters in connection with the transactions contemplated by this Agreement shall be subject to the reasonable approval of Morgan, Lewis & Bockius, counsel for the Seller.

          12.7 Closing Documents. The Seller shall have received such
               -----------------
certificates and other closing documentation as Morgan, Lewis & Bockius, counsel for the Seller, may reasonably request, including but not limited to:

               (a) A Certificate of Buyer's President or other authorized officer stating that the (i) representations and warranties of Buyer contained in this Agreement are true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; and (ii) Buyer has performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

               (b)  The items set forth in Section 2.2 of this Agreement.

               (c)  The legal opinion of Buyer's counsel as set forth in Section
12.5 of this Agreement.

               (d) Copies of the minutes of the meetings of Buyer's Board of Directors authorizing the execution, delivery and performance of this Agreement and all related agreements, instruments and certificates of Buyer, and copies of the Buyer's Articles of Incorporation (and any and all amendments thereto) and Bylaws (and any and all amendments thereto), all certified by an authorized officer of the Buyer.

               (e) All such further documents, instruments and agreements which may be requested by Seller or its counsel to carry out and effectuate any provision of this Agreement and the transactions provided herein.

     13. Survival of Representations and Warranties. The representations and
         ------------------------------------------
warranties given by the Seller or the Buyer under this Agreement shall survive the Closing for a period ending February 28, 1996, except Taxes (as defined in Section 3.4A) and Environmental Requirements (as defined in Section 3.7(d)) which shall survive Closing for a period of three (3) years. The representations and warranties shall survive the Closing as aforesaid regardless of any investigation or inspection at any time made by or on behalf of the Buyer. No information furnished by the Seller pursuant hereto will operate as a waiver of any of Buyer's rights for any misrepresentation or breach of any representation or warranty which is disclosed by such information. Each representation and warranty contained herein is independent of all other representations and warranties contained herein and must be independently and separately complied with and satisfied.

     The Seller shall not have any liability to the Buyer for any indemnification claims which arise from a breach of any covenant, representation or warranty contained in this Agreement if the Buyer had actual knowledge at the time of Closing that such covenant had been breached or that such representation or warranty was not true, correct and complete. For purposes of this paragraph, "actual knowledge" means the conscious awareness by any of the Buyer's executive officers of facts or other information relating to the foregoing.

     13A. Indemnification.
          ---------------

          13A.1 Seller Indemnification Provisions. Seller shall indemnify,
                ---------------------------------
defend and hold harmless Buyer and its shareholders, directors, officers, affiliates, successors and assigns (collectively, the "Buyer Group"), upon demand, from and against any and all claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind, or nature, known or unknown, foreseen or unforeseen, contingent or otherwise, including reasonable attorney's fees, incurred by any of them arising out of or in connection with:

               (a) All claims attributable to the conduct of Seller of its business prior to the Closing or events or conditions with respect to or affecting the Seller occurring or existing prior to the Closing, including but not limited to, all claims of Sellers' creditors or any person making a claim on the account of the ownership or operation of any of the Purchased Assets or the operation of the business by Seller prior to the Closing, other than the Assumed Liabilities as set forth in the Assumption Agreement;

               (b) All debts, liabilities and obligations (including those for Taxes as defined in Section 3.4A, and penalties with respect thereto) of Seller at any time asserted against Buyer, other than the Assumed Liabilities; and

               (c) Any breach of any representation, warranty, covenant or agreement made by Seller to Buyer pursuant to the terms of this Agreement or any other agreement, document or instrument executed and delivered in connection with the transactions contemplated hereby (collectively, all of the foregoing in Sections 13A.1 (a), (b), and (c) shall be referred to as "Claims").

          13A.2 Buyer Indemnification Provisions. Buyer shall indemnify, defend
                --------------------------------
and hold harmless Seller and its partners, directors, officers, affiliates, successors and assigns (collectively, the "Seller Group") upon demand, from and against any and all claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind, or nature, known or unknown, foreseen or unforeseen, contingent or otherwise, including reasonable attorney's fees, incurred by any of them arising out of or in connection with:

               (a)  Any claim arising out of the Assumed Liabilities; and

               (b) Any breach of any representation, warranty, covenant, or agreement made by Buyer to Seller pursuant to the terms of this Agreement or any other agreement, document or instrument executed and delivered in connection with the transactions contemplated hereby (collectively, all of the foregoing in Sections 13A.2 (a) and (b) shall be referred to as "Claims").

          13A.3 Indemnification Procedures. The obligations and liabilities of
                --------------------------
the indemnifying party under Section 13A hereof with respect to Claims by third parties will be subject to the following terms and conditions:

               (a) The indemnified party will give the indemnifying party notice of any Claim asserted against, resulting to, imposed upon or incurred by any member of the indemnified party Group, directly or indirectly, and the indemnifying party (at its cost) will undertake the defense thereof by legal counsel of its own choosing which is reasonably satisfactory to the indemnified party.

               (b) If within fifteen days after notice of any Claim, the indemnifying party fails to defend against such Claim, the indemnified party or any member of the indemnified party Group against whom such Claim has been asserted will have the right to undertake the defense, compromise or settlement of such Claims on behalf of and for the account and at the risk and expense of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

               (c) Anything in Section 13A to the contrary notwithstanding, (a) if there is a reasonable probability that (1) a Claim may materially and adversely affect the indemnified party or any member of the indemnified party Group against whom a Claim is asserted other than as a result of money damages or other money payments or (2) the indemnifying party cannot provide the indemnified party with adequate assurance that they are capable of fulfilling their indemnification obligations under Section 13A.1 or 13A.2 (including, but not limited to, obligations relating to money damages or other money payments), the indemnified party or any member of the indemnified party Group against whom a Claim is asserted will have the right to defend, co-defend, reasonably compromise or settle such Claim without the indemnifying party's approval but after giving the indemnifying party three days prior notice of such compromise or settlement and (b) the indemnifying party will not, without the prior written consent of the indemnified party or any member of the indemnified party Group against whom a Claim is asserted, settle or compromise any claim or consent to entry of any judgment relating to any such Claim, which settlement, compromise or judgment does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party or any member of the indemnified party Group against whom a Claim is asserted, a release from all liabilities and obligations in respect of such Claim. The indemnified party will have the right to participate in any defense of a Claim and the indemnifying party will cooperate and cause the indemnifying party's counsel to fully and promptly cooperate with the indemnified party and the indemnified party's counsel with respect to its participation in the defense of the Claim.

               (d) The indemnifying party will provide the indemnified party or any member of the indemnified party Group against whom a Claim is asserted, and their representatives, access to all records and documents of the indemnifying party relating to any claim.

          13A.4 Certain Limitation on Indemnification Remedies.
                ----------------------------------------------

               (a)  Minimum. The Seller shall not be liable to make any payments
                    -------
pursuant to Section 13A.1 until the liability of the Seller pursuant to Section 13A.1 exceeds in the aggregate $200,000 and there shall be no liability with respect to the first $200,000 of claims hereunder; provided, however, that the foregoing limitation shall not apply to any claim for indemnification arising out of or in any manner incident, relating or attributable to (i) a knowing breach of any covenant by the Seller, (ii) a breach of or an inaccurate or incorrect representation or warranty, which, when made by the Seller, was known by the Seller to have been a breach and/or inaccurate or incorrect or (iii) a breach of any of the representations and warranties set forth in Sections 3.1, 3.2 and 3.7(a).

               (b)  Cap. Notwithstanding anything to the contrary set forth in
                    ---
this Agreement, Seller shall not be liable for any Claims in excess of $10,000,000 in the aggregate, other than Claims pursuant to Sections 3.4A and 3.7(d), and the Buyer shall not be liable for any Claims in excess of $10,000,000 in the aggregate, other than Claims arising out of the Assumed Liabilities.

               (c)  Time Limitation. Notwithstanding anything to the contrary
                    ---------------
set forth in this Agreement, any Claim pursuant to Section 13A.1 or 13A.2(b) shall be made no later than February 28, 1996 except for claims with respect to Sections 3.4A and 3.7(d), which may be made at any time within three years of the Closing Date.

          13A.4 Additional Indemnification Provisions.
                -------------------------------------

               (a) The remedies provided herein will be cumulative and will not preclude assertion by Buyer or any member of the Buyer Group of any other rights or the seeking of any other remedies against the Seller.

               (b) Buyer shall have the right to set-off against all amounts (if any) it owes the Seller pursuant to this Agreement any amounts for which it has an indemnification claim hereunder.

     14.  Bulk Sales Laws. The parties hereby waive compliance with the bulk
          ---------------
sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

     15. Termination of Agreement.
         ------------------------

               (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                    (i)   by mutual consent of the Buyer and the Seller;

                    (ii) by the Buyer (A) if it determines through its due diligence or otherwise at any time that the representations and warranties of the Seller contained in Section 3 hereof were materially incorrect when made, become materially incorrect between the date hereof and the Closing Date, or are materially incorrect on the Closing Date or (B) upon written notice to the

     Seller given at any time after January 31, 1995 (or such later date as shall have been specified in a writing authorized on behalf of the Buyer and the Seller) if all of the conditions precedent set forth in Section 11 hereof have not been met; or

                    (iii) by the Seller (A) at any time if the representations and warranties of the Buyer contained in Section 4 hereof were materially incorrect when made or are materially incorrect on the Closing Date or (B) upon written notice to the Buyer by the Seller given at any time after January 31, 1995 (or such later date as shall have been specified in a writing authorized on behalf of the Buyer and the Seller) if all of the conditions precedent set forth in Section 12 hereof have not been met.

               (b) In the event of the termination and abandonment hereof pursuant to the provisions of this Section 15, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their partners, affiliates, directors, officers or shareholders in respect of this Agreement except that the Buyer's obligations under Section 9 hereof shall survive such termination.

     16.  Waiver of Terms. Any of the terms or conditions of this Agreement may
          ---------------
be waived at any time by the party which is entitled to the benefit thereof but only by a written notice signed by an authorized officer of the Seller or the Buyer.

     17.  Amendment of Agreement. This Agreement may be amended, supplemented or
          ----------------------
interpreted at any time only by written instrument duly executed by the Buyer and the Seller.

     18.  Payment of Expenses. The Buyer and the Seller shall each pay their own
          -------------------
expenses, including, without limitation, the expenses of their own counsel and accountants and any broker's, finder's or similar agent's fee, and any fees and expenses related to the H-S-R Act incurred in connection with this Agreement and the transactions contemplated hereby. The Buyer shall pay any sales or other transfer taxes that may be due in connection with the sale of the Purchased Assets to the Buyer. The Seller shall pay the costs and expenses incident to the assumption of the Seller's liabilities by Buyer relating to the Real Property located in Warsaw, Kentucky, including, but not limited to, the costs and expenses relating to legal opinions and other documentation, except for any costs or expenses related to financing arrangements on behalf of the Buyer.

     19.  Cooperation. Subject to the terms and conditions herein provided, each
          -----------
of the parties hereto shall use its or their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

     20.  Counterparts. This Agreement may be executed in two counterparts, each
          ------------
of which shall be deemed an original, but both of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

     21.  Contents of Agreement, Parties in Interest, Assignment, etc. This
          -----------------------------------------------------------
Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Nothing herein express or implied is intended or shall be construed to confer upon or to give any person, other than the Buyer and the Seller and their respective successors or assigns, any rights or remedies under or by reason of this Agreement.

     22.  Section Headings, Gender and "Person". The section headings herein
          -------------------------------------
 have been inserted for convenience of
reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of the masculine or any other pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party or whether such party is a corporate or other entity. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization or any other entity.

     23.  Notices. All notices, consents, waivers or other communications which
          -------
are required or permitted hereunder shall be sufficient if given in writing and delivered personally, by Federal Express or similar overnight delivery, by telecopy or facsimile transmission, or by registered or certified mail, return receipt requested, postage prepaid, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

     If to the Seller:

          SDI Operating Partners, L.P.
          2600 One Logan Square
          Philadelphia, PA 19103
          Attention: Norman V. Edmonson,
                     Group Vice President

     With a required copy to:

          Morgan, Lewis & Bockius
          2000 One Logan Square

          Philadelphia, PA 19103
          Attention: Donald A. Scott, Esquire

     If to the Buyer:

          R&B, Inc.
          3400 E. Walnut Street
          Colmar, PA 18915
          Attention: Richard N. Berman,
                     President

     With a required copy to:

          R&B, Inc.
          3400 E. Walnut Street
          Colmar, PA 18915
          Attention: Barry D. Myers, Esquire,
                     Vice President, General Counsel

     With a required copy to:

          Blank, Rome, Comisky & McCauley
          1200 Four Penn Center Plaza
          Philadelphia, PA 19103
          Attention: Fred Blume, Esquire

All such notices shall be deemed to have been given on the date delivered, telecopied or mailed in the manner provided above.

     24.  Governing Law. This Agreement shall be construed and interpreted in
          -------------
accordance with the laws of the Commonwealth of Pennsylvania. The parties hereto consent to the exclusive jurisdiction of the Court of Common Pleas of Montgomery County, Pennsylvania, and the Federal District Court for the Eastern District of Pennsylvania with respect to all claims, disputes, controversies, differences or misunderstandings between or among the parties hereto with respect to the subject matter hereof and waive the right to request a jury trial in any action or proceeding pursuant hereto and agree to service of process by certified mail, return receipt requested, postage prepaid to the addresses set forth in Section 23, or to such other addresses as the respective party may properly designate in writing received by the other party.

     25.  Publicity. Unless otherwise required by law, no publicity release or
          ---------
announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance thereof by Buyer and Seller.

     IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed as of the day and year first above written.

                                       SELLER:

                                       SDI OPERATING PARTNERS, L.P.

                                       By: SDI Partners I, L.P.,
                                           Its General Partner

                                       By: Lehman/SDI, Inc.,
                                           Its General Partner

                                           By: /s/ Norman V. Edmonson
                                              -------------------------
                                              Norman V. Edmonson
                                              Group Vice President

                                       BUYER:

                                       R&B, INC.


                                       By: /s/ Richard N. Berman
                                          -------------------------
                                           Richard N. Berman
                                           President

                                EXHIBIT 1.2(c)
                                --------------

                      DETERMINATION OF ADDITIONAL PAYMENT
                      -----------------------------------

        (a) June 30 Balance Sheet. The Seller prepared the unaudited June 30 Balance Sheet (as defined in Section 3.5(b) of the Agreement), attached hereto as Appendix 1, as well as the other financial documents making up the Financial Statements (as defined in Section 35(a) of the Agreement). The Financial Statements were prepared on an accrual basis and in accordance with generally accepted accounting principles ("GAAP"), except as set forth in the Schedule.

        (b) Excluded Assets and Credits. The Excluded Assets (as defined in
Section 1.1 of the Agreement) and unamortized customer credits shall be eliminated from the June 30 Balance Sheet and the Closing Date Balance Sheet.

        (c) Closing Book Value. Promptly after the Closing, the Buyer shall engage Arthur Andersen & Co. ("AA") to assist the Buyer in preparing, on an accrual basis and in accordance with GAAP, an unaudited balance sheet of the Seller as of 11:59 P.M. (eastern time) on the day immediately prior to the Closing Date (the "Pre-Closing Date") (the "Closing Date Balance Sheet"), in order to determine, and to issue to the parties, as soon as practicable after the Closing Date, a special closing report ("Closing Report") setting forth AA's determination of the book value of the Seller as of the Pre-Closing Date (the "Closing Book Value"). In preparing the Closing Report, AA shall use generally accepted accounting principles that are consistent with the principles used for the June 30 Balance Sheet. The Seller shall make available its applicable books and records. For purposes hereof, the Closing Book Value shall mean the amount by which (i) the aggregate dollar amount of the historical book value of the assets of the Seller as of the Pre-Closing Date, net of depreciation, reserves (such as, without limitation, bad debt reserves and reserves for obsolescence and slow-moving inventory in accordance with Seller's Policy No. 21 attached hereto as Appendix 2, except that the required allowance of excess inventory over 36 months but less than 60 months supply on hand shall be 90% of the excess in this layer; provided, however, that the allowance requirements shall be provided for by December 31, 1994), and any "write-ups" that occurred on or prior to the Pre-Closing Date in the historical cost of any assets as a result of the application of purchase accounting principles, exceeds (ii) the sum of
                                                      -------
the liabilities of the Seller outstanding as of the Closing Date and assumed by Buyer, all as determined on an accrual basis in accordance with GAAP. The Seller's accountants shall have access to the AA work papers.

        (d) Review of Closing Book Value Determination. Unless the Seller, on the one hand, or the Buyer, on the other hand, notify the other in writing that such party disagrees with AA's determination as to the Seller's Closing Book Value within 30 business days after receipt of Buyer's Closing Report, then, such determination shall be conclusive and binding upon the parties hereto for purposes of determining the amount of the Adjustment Payment, if any, pursuant to Section 1.2(c) of the Agreement. If, on the other hand, Seller disagrees with such determination, and within the aforementioned 30 business day period has notified the Buyer in writing thereof, specifying in detail the basis of such disagreement, then Seller, on the one hand, and Buyer, on the other, shall attempt to resolve their differences by agreement between them with respect thereto within ten
(10) business days after receipt of written notice of such disagreement. Any such dispute that is not resolved by agreement between them within such ten
(10) business day period shall be submitted to binding resolution by either (i) an independent accounting firm selected within five (5) business days thereafter by agreement of Seller and Buyer or (ii) in the event Seller and Buyer have been unable to select a firm by agreement within the prescribed time period, a "Big Six" accounting firm selected by lot, after eliminating Coopers & Lybrand ("C&L"), AA and any other "Big Six" accounting firm that has, in the prior three years, been engaged to provide accounting, tax advisory or consulting services to any of the parties hereto or any subsidiaries or affiliates of any of the foregoing. The determination of any accounting firm so selected (the "Review Accountants") with respect to the matters in dispute relating to Seller's Closing Book Value shall be conclusive and binding upon the parties. Buyer and Seller shall each pay one-half of the fees and expenses of any Review Accountants selected to resolve any dispute between the parties regarding such determination.

        (e) Determination of Adjustment Payment. Upon final determination of Seller's Closing Book Value, the Adjustment Payment that shall be due by Seller to Buyer or by Buyer to Seller, pursuant to Section 1.2(c) of the Agreement shall be determined, as follows: If the June Book Value exceeds the Closing Book Value the excess shall constitute the Adjustment Payment due by Seller to Buyer pursuant to Section 1.2(c)(i) of the Agreement. If, on the other hand, Seller's Closing Book Value exceeds the June Book Value then the excess shall constitute the payment due by the Buyer to Seller pursuant to Section 1.2(c)(ii) of the Agreement.

                                                                      Appendix 1

                                Dorman Products

                                 Balance Sheet

                                  JUNE, 1994
                                     ($ M)

                                    ASSETS

Current Assets:
     Cash                                                        ($457)
     Certificate of Deposit                                          0
     Short-Term Investments                                          0
     Accounts Receivable                                         6,882
     Intercompany Receivable (Payable)                               0
     Notes Receivable                                                0
      Less: Reserve for Bad Debts                                 (184)

     Inventories:
      Material and Supplies                                      9,783
       Less: Inventory Reserves                                   (460)

     Other Current Assets                                        1,152
                                                           ------------
      TOTAL CURRENT ASSETS                                      16,716


Long-Term Accounts and Notes Receivable:

     Accounts Receivable                                             0
     Notes Receivable                                                0
     Investment in Affiliated Companies                              0
     Other Investments                                               0

Property, Plant and Equipment                                   10,668
     Less: Accumulated Depreciation                             (4,459)
                                                           ------------
     Property, Plant and Equipment, Net                          6,209

Deferred Charges and Other Assets:

     Prepaid Pension                                                 0
     Goodwill                                                    3,737
*    Intangible Assets                                             338
**   Other Assets                                                2,042
                                                           ------------
      TOTAL ASSETS                                             $29,042
                                                           ============


*  - Contains bonds issuance cost of $226M.

** - Unamortized 1993 Credits.

                                                                             S-A

                                Dorman Products

                                 Balance Sheet

                                  JUNE, 1994
                                     ($ M)

                            LIABILITIES AND CAPITAL

Current Liabilities:
     Accounts Payable                                              3,774
     Notes Payable (Note A)                                            0
     Current Portion of Long Term Debt                               342
     Current Portion of Capitalized Lease Obligations                  0
     Taxes, Other than Income Taxes Payable                          148
     Income Taxes                                                      0
     Accrued Salaries, Wages and Bonuses                             164
     Other Accrued Liabilities                                     1,146
                                                            -------------
       TOTAL CURRENT LIABILITIES                                   5,574

Long Term Debt                                                     4,608
Long Term Capitalized Lease Obligations                                0
Deferred Credits                                                       0
                                                            -------------
       TOTAL LIABILITIES                                          10,182

Capital:

     Beginning of Year - Capital Investment                       17,103
     Distributions (Dividends)                                       198
     Net Income (Loss)                                             1,559
     End of Period - Capital Investment                           18,860

     Capital Investment of Division                               18,860
                                                            -------------
       TOTAL LIABILITIES AND CAPITAL                             $29,042
                                                            =============

NOTE (A): Includes $0 of trade Notes Payable

                                                                             S-A

                                                                      Appendix 2

                               SUN DISTRIBUTORS

                                  POLICY BOOK

================================================================================
SUBJECT:
- - --------
                        INVENTORY CONTROL AND VALUATION
================================================================================
     POLICY NO.          DATE           PAGE          REPLACES         DATED
     ----------          ----           ----          --------         -----
         21             4/30/92        1 OF 5          1 OF 1         10/31/90
================================================================================

                                   OBJECTIVE
                                   ---------

To provide assurance that the level of control over, and accountability for, the investment in inventory is adequate. Also, to ensure that interim inventory valuation and gross profit reporting are as accurate as possible.

                                POLICY SUMMARY
                                --------------

There are three sections to this policy, covering the following subjects:

1. Physical counts of inventory which are required to confirm perpetual records and the inventory balance reported on the financial statements. Procedures should be formalized no later than 1/1/93.

2. Inventory Allowances (Reserves) required to recognize a loss in value of inventory, usually because it is slow-moving or obsolete. Procedures should be formalized for inclusion in 1993 plan year.

3. Required maintenance of adequate yet cost-effective controls over the management information system to ensure interim gross profit reporting is as accurate as possible. Effective immediately.

                   SECTION ONE: PHYSICAL COUNTS OF INVENTORY
                   -----------------------------------------

All divisions of Sun Distributors will eventually be required to develop and implement a procedure for periodic cycle-counting of inventory throughout the year. The President of each division, after assessing current capability to implement cycle counting, should inform the Group Vice President and the V.P. - Finance for Sun Distributors of the date he expects to have adequate inventory controls and procedures in place to begin a cycle count program. This assessment must be completed no later than December 31, 1992.

Annual physical counts will be required until cycle count procedures and results, on a stand-alone basis, are deemed acceptable for confirming perpetual records and the general ledger inventory balance. The operating committee of the division, in conjunction with Sun Distributor's V.P. - Finance, must provide written authorization stating that the cycle count program may replace the annual physical inventory count.

The following general guidelines should be followed in the development of the division's specific procedures for annual "wall-to-wall" and cycle count physical inventories:

Required Basic Conditions
- - -------------------------

1. Adequate perpetual records are maintained on an up-to-date basis.

2. Adequate controls over physical movement of goods and cutoff of transactions.

3. Processing of paperwork related to inventory transactions and posting to the perpetual records is completed promptly and accurately each day in the normal course of business. This applies both to shipments to customers and to inter-branch transfers.

================================================================================
                        SUN DISTRIBUTORS - POLICY BOOK
- - --------------------------------------------------------------------------------
                POLICY NO. 21 - INVENTORY CONTROL AND VALUATION
================================================================================

4. General conditions favorable to good count procedures must exist. These would include, a well-organized layout of the warehouse with established inventory locations which are well labeled and easily identified; employees familiar with the inventory and the flow-of-goods throughout the warehouse; branch/warehouse managers who clearly understand the importance of physical custody controls over the company's investment in inventory.

Control Concerns
- - ----------------

1. Instructions and procedures for the counts should be written, specific, and easily understood. A formal schedule of counts and specific assignments (covering both personnel to perform the counts and supervisory responsibility) should be established. Overall responsibility for the development and execution of the program should rest with a member of the senior management of the division.

2. The written procedures and schedules should be discussed thoroughly with those performing and supervising the counts to obtain their input and ensure the counts are performed effectively and efficiently.

3. A good cutoff must be obtained by promptly and accurately posting inventory records prior to counting. Otherwise, the counts result in apparent differences that are actually delays in recording of transactions.

4. Employees making the physical counts should not know the on-hand balance in the perpetual record just prior to the count so that objectivity in the counts can be maintained.

5. Procedures for the valuation of inventory items after the counting is complete should be developed. These should include instructions for the investigation of material differences with reports to management of the results of the investigation and proper recording on the books in accordance with the requirements outlined in this policy.

6. Adequate segregation of duties must be maintained between personnel performing initial counts, those valuing and extending the inventory, those investigating differences and reporting to management, and those recording adjusting entries (as necessary) on the books.

Recording Adjustments on the Books
- - ----------------------------------

1. Inventory write-downs as a result of interim physical inventory counts should be recognized in the operating company's financial statements immediately after the results of the physical inventory have been identified, analyzed and approved by the chief financial officer of the division.

2. Inventory write-ups as a result of interim physical inventory counts should not be recognized in the operating company's financial statements, but the
   ---
   results must still be identified, analyzed and approved by the chief financial officer of the division. Recognition of interim inventory write-ups should be deferred until confirmed by the operating company's annual physical inventory. Only after the division has received written authorization from the operating committee to forego an annual physical inventory, may interim write-ups be recorded on the books in the same manner as write-downs.

Annual Operating Plans
- - ----------------------

Division management should not incorporate interim inventory write-ups in
                           ---
company operating plans. Annual inventory write-ups may be included in operating plans while annual physical counts are still required. Planned interim adjustments to cost-of-goods sold which are intended to cover inventory write-downs at physical

================================================================================
                        SUN DISTRIBUTORS - POLICY BOOK
- - --------------------------------------------------------------------------------
                POLICY NO. 21 - INVENTORY CONTROL AND VALUATION
================================================================================

Inventory time should be recorded separately as an allowance in the general ledger regardless of the methodology used to calculate the amount. These
       ----------------------------------------------------------
adjustments should not be changed from the planned amounts without the prior written approval of SDI's V.P. - Finance.

Disclosure
- - ----------

Division management is required to disclose the results and the accounting recognition of all unplanned inventory adjustments (including charges against
               ---
an allowance (reserve) account). Such disclosures should be included in the "Results As to Plan Summary - B. Balance Sheet and Asset Management" section of the monthly reporting package.

Frequency of Cycle Counts
- - -------------------------

Cycle counts should cover all inventory items at least once during the year, but more active or valuable items should be counted more frequently.

Cycle Count Teams
- - -----------------

Consideration should be given to the development of small cycle count "teams" within the division who become proficient with the proper procedures, thereby making the exercise more efficient and productive.

                       SECTION TWO: INVENTORY ALLOWANCES
                       ---------------------------------

Inventory allowances (reserves) recorded on the books of the operating divisions of Sun Distributors must be based on reliable information and documented formulas which are consistently applied. Procedures should be formalized in time to be incorporated in the 1993 operating plan, therefore no later than 9/1/92.

Definitions and Allowance Requirements for Slow-Moving and Obsolete Inventory:
- - -----------------------------------------------------------------------------

The policy establishes three layers of slow-moving inventory with an allowance requirement for excess inventory in each layer, along with a separate definition and requirement for obsolete inventory, as follows:

================================================================================
                                                                    Required
   Category     Fluid Power Group     All Other Operating Groups    Allowance
================================================================================
Slow-Moving    Excess only: over 36  Excess only: over 24 months   One-Third of
Layer # 1      months but less than  but less than 36 months       Excess in
               48 months supply on   supply on hand.               this Layer.
               hand.
- - --------------------------------------------------------------------------------
Slow-Moving    Excess only: over 48  Excess only: over 36 months   Two-Thirds
Layer # 2      months but less than  but less than 60 months       of Excess in
               60 months supply on   supply on hand.               this Layer.
               hand.
- - --------------------------------------------------------------------------------
Slow-Moving    Excess only: over     Excess only: over 60 months   90% of
Layer # 3      60 months supply on   supply on hand.               Excess in
               hand.                                               this Layer.
- - --------------------------------------------------------------------------------
Obsolete       Inventory items with  Inventory items with no       90% of Total
               no movement in the    movement in the last 24       Obsolete.
               last 24 months.       months.
================================================================================

================================================================================
                        SUN DISTRIBUTORS - POLICY BOOK
- - --------------------------------------------------------------------------------
                POLICY NO. 21 - INVENTORY CONTROL AND VALUATION
================================================================================

Any stock-keeping unit (SKU) with a total extended value less than $100.00 should be excluded from the calculations made under this policy. Each inventory item should be viewed on a consolidated basis for all branches. Interbranch transfers must be excluded from "usage" for this purpose. New products should be excluded from the calculations made under this policy for the first 12 months after being added to inventory. Each division's computer system must be able to separately identify and total inventory items in each of the above categories in order to make the calculations required under this policy. Your internal procedures should also ensure that inventory items identified as slow-moving and obsolete are excluded from normal purchasing routines.

Allowance Requirements:
- - -----------------------

The required allowances for excess slow-moving and obsolete inventory as defined above must be recorded in full by 12/31/95. If your current monthly accrual is insufficient to achieve the required allowance by 12/31/95, it must be increased to the necessary level. If your current monthly accrual is greater than what is necessary to achieve the required allowance by 12/31/95, you
                                                                      ---
should retain your current accrual amount so that you can achieve your required
- - -------------------------------------------------------------------------------
allowance target prior to 12/31/95. At the time of the annual plan review, the
- - ----------------------------------
monthly accrual to the allowance account for the new plan year should be adjusted so that the monthly accrual equals the amortization of the required portion of the excess slow-moving and obsolete inventory over the remaining months until 12/31/95. For years after 1995, the annual accrual should be sufficient to maintain the excess slow-moving and obsolete inventory allowances required by the definitions above.

Frequency of Review
- - -------------------

The allowance and accrual requirements will normally be evaluated on an annual basis as part of the planning process. However, the status of slow-moving and obsolete inventory should be reviewed by the chief financial officer of the operating division on a quarterly basis and the totals reported on the appropriate form in the quarterly financial reporting package. If there is a significant change in the amount of excess slow-moving and/or obsolete Inventory between quarters, a change in the planned accrual should be discussed with your Sun Distributors' group vice president and vice president of Finance at the earliest possible date.

Inventory usage and other information required to properly age the perpetual inventory records should be continually updated as part of an effective inventory control and management system. If a division's computer system is currently not capable of providing the information necessary to comply with the requirements of this policy, a practical schedule for implementing the required changes should be developed in conjunction with your Sun Distributor's group vice president and vice president of Finance.

Exceptions
- - ----------

Any exceptions to the methodology described above must be documented, and written authorization for another methodology must be obtained from the operating committee of the division, and the CFO of Sun Distributors.

     SECTION THREE: INVENTORY VALUATION AND INTERIM GROSS-PROFIT REPORTING
     ---------------------------------------------------------------------

The purpose of the following procedures is to ensure that inventory is properly valued, that gross profit calculations for interim reporting purposes are consistently calculated on all sales, and to prohibit adjustments to cost of goods sold which artificially affect gross profit. The following general guidelines, from which your specific policies should be developed, are therefore effective immediately:

================================================================================
                        SUN DISTRIBUTORS - POLICY BOOK
- - --------------------------------------------------------------------------------
                POLICY NO. 21 - INVENTORY CONTROL AND VALUATION
================================================================================

1. Inventory is valued by Sun Distributors according to the FIFO (First-In, First-Out) method. Any alternative method must be applied consistently and must result in an inventory valuation which is "fairly stated" on a FIFO basis, subject to approval by the SDI VP-Finance.

2. Stock Items are to be costed out on sales invoices at the value designated by division management based on actual purchase history.

3. Non-Stock and/or Direct (Drop) Shipped Items are to be costed at the specific cost contained on the corresponding purchase invoice for the item(s). A clear audit trail connecting the properly executed purchase order with the sales order must be documented.

4. Costs related to specific sales invoices which differ from that mentioned in item 1 or 2 above must be approved in advance by the Chief Financial Officer of the Division. Such approval should be documented on the sales invoice.

5. Updates or adjustments to price/cost master files must be restricted to those headquarters personnel of the division who are specifically authorized by divisional management to make such changes.

6. Work-sheets should be prepared monthly which show the detailed calculation of gross profit reported to Sun Distributors. The work-sheets should include a reconciliation of gross profit recorded in the general ledger with gross profit reported on system-generated profitability reports, and if different, gross profit used to calculate sales commissions.

Documentation
- - -------------

Without exception, work-sheets and other supporting documentation related to topics covered by this policy should be retained for review by internal and/or external auditors according to the document retention policy of the division.

DORMAN PRODUCTS - 2 ST QUARTERLY - 1994


                                                                                 -------------------------------------------------
                                                                                  YEAR ENDED    YEAR ENDED    1st QTR    2st QTR
                                                                                     1992          1993         1994      1994
                                                                                 -------------------------------------------------
INVENTORY
   INVENTORY, NET PLAN                                                                6,153         7,271        9,494      9,017
                                                                                 -------------------------------------------------
   INVENTORY, ACTUAL GROSS                                                            6,974         8,824       10,103      9,783
   INVENTORY, RESERVE-ACTUAL                                                           (339)         (371)        (407)      (460)
                                                                                 -------------------------------------------------
   INVENTORY, NET-ACTUAL                                                              6,635         8,453        9,696      9,323
                                                                                 -------------------------------------------------
   VARIANCE                                                                            (482)       (1,182)        (202)      (306)
   VARIANCE AS % OF PLAN                                                               7.8%         16.3%         2.1%       3.4%
                                                                                 -------------------------------------------------
  INVENTORY TURNOVER
  ------------------
   PLAN                                                                                2.21          2.46         1.64       1.96
   ACTUAL                                                                              2.21          1.68         1.59       1.82
                                                                                 -------------------------------------------------
   VARIANCE                                                                                         -0.58        -0.05      -0.14
   VARIANCE AS % OF PLAN                                                                           -23.6%        -3.0%      -7.1%
  INVENTORY RESERVE-ACTUAL
  ------------------------
   BEGINNING BALANCE-JAN 1                                                             (252)         (339)        (371)      (371)
   PROVISION CHARGED TO INCOME-YTD                                                     (209)         (215)         (36)       (72)
   WRITE-OFFS CHARGED TO RESERVE-YTD                                                    122           183           49         79
                                                                                 -------------------------------------------------
   ENDING BALANCE                                                                      (339)         (371)        (358)      (364)
                                                                                 -------------------------------------------------
  INVENTORY-EXCESS & OBSOLETE
  ---------------------------
   SLOW MOVING 24-36 MONTHS EXCESS SUPPLY                                                32            75           64         70
   SLOW MOVING 36-60 MONTHS EXCESS SUPPLY                                                84            71           78         81
   SLOW MOVING OVER 60 MONTHS EXCESS SUPPLY                                             262           251          239        245
   OBSOLETE NO SALES IN 24 MONTHS-SCRAP-100%                                             77            47           30         22
                                                                                 -------------------------------------------------
                                                                                        455           444          411        418
                                                                                 -------------------------------------------------
   REQUIRED RESERVE @ 33.3%, 67%, & 90%, 100%                                           379           345          319        320
   RESERVE AT PERIOD END-ACTUAL                                                        (339)         (371)        (358)      (364)
                                                                                 -------------------------------------------------
   RESERVE EXCESS (SHORTFALL)                                                           (40)           26           39         44
                                                                                 -------------------------------------------------
*EXCLUDES ITEMS LESS THAN $100 AND ALL DISPLAY ITEMS                                     16            22           13         12
                                                                                         --            --           --         --

Philadelphia National Bank
Suite 300
2240 Butler Pike
Plymouth Meeting PA 19462-1302
215 834 2013
Fax 215 834 2069

Richard O Collins
Vice President

                                            [LOGO OF CORESTATES APPEARS HERE]

October 5, 1994



Mr. Richard Berman
President
R & B, Inc.
3400 Walnut Street
Colmar, PA 18915

Dear Richard:

CoreStates Bank, N.A. ("CoreStates") is pleased to advise you, R & B, Inc. and its subsidiary RBVEST, Inc., (the "Borrowers") of its commitment to underwrite the entire amount of the Facility as described in the Term Sheet attached here to as Annex I and will reserve the right to syndicate the Facility. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet. This Commitment Letter and Term Sheet replace the August 19, 1994 Commitment Letter and Term Sheet that was accepted by the Borrowers on that date.

The commitment of CoreStates is subject, however, to each of the following terms and conditions being satisfied in a manner acceptable to CoreStates in its sole discretion:

           (a) satisfaction of each of the terms and conditions set forth herein and in the Term Sheet; and

           (b) The negotiation, execution and delivery of definitive documentation with respect to the Facility consistent with the Term Sheet and otherwise satisfactory to CoreStates.

The commitment of CoreStates hereunder is based upon the financial and other information regarding the Borrowers provided to CoreStates by the Borrowers. The commitment hereunder is subject to the condition, among others, that there shall not have occurred after the date of such financial information any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrowers and its subsidiaries taken as a whole and CoreStates continuing satisfaction, upon completion of due diligence, with the condition, assets, properties, business, operations and prospects of the Borrowers. If CoreStates' continuing review of the Borrowers discloses information relating to conditions or events not previously disclosed to CoreStates or relating to new information or

Mr. Richard Berman
Page 2
August 19, 1994


additional developments concerning conditions or events previously disclosed to CoreStates which in its sole discretion believes may have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Borrowers may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed funding. You agree to actively assist CoreStates in achieving a syndication of the Facilities that is satisfactory to CoreStates and you.

You hereby represent and covenant that (i) all information, other than projections (as defined below), which has been or is hereafter made available to CoreStates by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (ii) all financial projections concerning the Borrowers that have been or are hereafter made available to CoreStates (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to supplement the Information and the Projections from time to time until the closing date so that the representation and warranty in the preceding sentence is correct on the closing date. You further agree (i) to supply to CoreStates any information requested by us that was obtained by the Borrowers after the date hereof. In arranging and syndicating the Facilities, CoreStates will be using and relying on the Information and the Projections without independent verification thereof.

By executing this letter agreement, you agree to reimburse CoreStates from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel to CoreStates and the other Lenders) incurred in connection with the Facilities and the other transactions contemplated hereby.

The Borrowers agree to indemnify and hold harmless, each other Lender and each director, officer, employee, attorney and affiliate of CoreStates and each other Lender, and each director, officer, employee or attorney of such affiliate of CoreStates and each other Lender (each such person or entity referred to hereafter in this paragraph as an "Indemnified Person") from any losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto) to which any Indemnified Person may become subject, insofar as such losses, claims, costs, damages, expenses or liabilities (or actions, suits, or proceedings, including any inquiry or investigation, with respect thereto) arise out of, in any way relate to, or result from, this letter, the Facilities, or the other transactions contemplated hereby and thereby and to reimburse upon demand each Indemnified Person for any and all legal and other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, cost, damage, expense or liability (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto); provided that the Borrowers shall

Mr. Richard Berman
Page 3
October 5, 1994


not have any obligation under this indemnity provision for liabilities from gross negligence or willful misconduct of any Indemnified Person. The foregoing provisions of this paragraph shall be in addition to any right that an Indemnified Person shall have at common law or otherwise. No Indemnified Person shall be responsible or liable for consequential damages which may be alleged as a result of this letter.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitments of CoreStates hereunder.

As described herein and in the Term Sheet, CoreStates Investment Banking, a division of CoreStates will act as Syndication Agent for the Facilities. CoreStates reserves the right to allocate, in whole or in part, to CoreStates Investment Banking, certain fees payable to CoreStates in such manner as CoreStates and CoreStates Investment Banking agree in their sole discretion. You acknowledge and agree that CoreStates may share with any of its affiliates (including specifically CoreStates Investment Banking) any information relating to the Facilities or the Borrowers and their subsidiaries and affiliates.

If you are in agreement with the foregoing, please execute and return the enclosed copy of this Commitment Letter no later than the close of business on October 7, 1994. This letter will become effective upon your delivery to us of executed counterparts of this letter on or before commitment acceptance. This commitment shall terminate if not so accepted by you prior to that time.

Except as required by applicable law, this letter and the contents thereof shall not be disclosed by you to any third party without the prior consent of CoreStates, other than to your attorneys, financial advisors, accountants, and SDI Operating Partners, LP or its agents, in each case to the extent necessary in your reasonable judgment. Without limiting the foregoing, in the event that you disclose the contents of this letter in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this letter and Fee letter.

This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet, embodies the entire agreement and understanding between CoreStates and the Borrowers with respect to the specific matters set forth herein and supersedes all prior agreements and understanding relating to the subject matter hereof. No

Mr. Richard Berman
Page 4
October 5, 1994


party has been authorized by CoreStates to make any oral or written statements inconsistent with this letter. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

Very truly yours,

CORESTATES BANK, N.A.

/s/Richard C. Collins

By: Richard C. Collins

Title: Vice President


ACCEPTED AND AGREED TO:

R & B, INC.



By:
   ---------------------

Title:
      ------------------

Date:
     -------------------

October 5, 1994


                                  R & B, INC.

                         SUMMARY TERMS AND CONDITIONS
                         ----------------------------

                                 CONFIDENTIAL
            Not to be disclosed to parties other than the Borrower


BORROWERS:                        R&B, Inc. and its subsidiaries ("Borrowers")

AGENT:                            CoreStates Bank, N.A. ("Agent" or "Issuing
                                  Bank").

CORESTATES' PROPOSED              Up to $50,000,000. Subject to the terms and
COMMITMENT:                       conditions hereof and the attached proposal
                                  letter, CoreStates will underwrite the
                                  Facility provided for herein and syndicate the Facility to banks acceptable to it.

LENDERS: CoreStates and a syndicate of banks acceptable to the Borrowers and Agent ("Lenders").

FACILITIES STRUCTURE:

     Revolving Credit:            $20,000,000 Revolving Credit, which shall
                                  terminate three years from Closing. (Revolving
                                  Credit Termination Date). The Revolving Credit
                                  Termination Date may be extended at the
                                  Borrowers' request up to two times for
                                  additional one year periods. Such requests must be made not more than 90 days and not less than 60 days prior to the first anniversary and second anniversary respectively of the Closing. Such extension requests must be agreed to by all of the Lenders within 30 days of the request to be effective. Within the Revolving Credit, there shall be a sublimit of up to $5,000,000 or some lesser or greater amount to be negotiated for Documentary Letters of Credit ("L/C's") and Standby Letters of Credit ("Standbys") with tenors not greater than two years, which shall be extended by Issuing Bank.

                                  The Issuing Bank will issue letters of credit pursuant to the terms and conditions of its standard letter of credit agreement, each letter of credit issued and outstanding will reduce availability under the Revolving Credit.

     Term Loan:                   $25,000,000 seven year Secured Term Loan
                                  subject to quarterly principal reductions commencing the first calendar quarter end after Closing as follows:

                                  Year     1 $  500,000/quarter
                                           2 $  625,000/quarter
                                           3 $  750,000/quarter
                                           4 $  875,000/quarter
                                           5 $1,000,000/quarter
                                           6 $1,125,000/quarter
                                           7 $1,375,000/quarter

     Standby Letter               In addition to the sublimit for Standby
     of Credit:                   Letters of Credit provided for above,
                                  CoreStates will review the letter of credit issued on August 4, 1988 by The Fifth Third
                                  Bank in the original stated amount of
                                  $6,500,000 with a view to issuing its letter of credit to secure the obligation of SDI
                                  Operating Partners, L.P. to the City of
                                  Warsaw, Kentucky.

     Collateral:                  The Facilities will be secured by a first
                                  perfected priority security interest in all tangible and intangible assets (including without limitation inventory, accounts receivable, contracts, equipment, fixtures, trademarks and real property) now existing or hereinafter acquired by the Borrowers and any entity acquired by any of the Borrowers.

USE OF PROCEEDS:

     Revolving Credit:            To partially finance the acquisition of Dorman
                                  Products ("Dorman") which will become a
                                  subsidiary of R&B, Inc. and a Borrower
                                  hereunder immediately upon such acquisition, capital expenditures, working capital and general corporate purposes.

     Term Loan:                   To finance the acquisition of the assets of
                                  Dorman.

     Standby Letter               Credit enhancement for Industrial Revenue
     of Credit:                   Bonds.

INTEREST RATES:

     Revolving Credit:            1)  Base Rate, (defined as the higher of
                                      Agent's Prime Rate as announced publicly from time to time changing when, and if, such rate changes or Fed Funds plus 1/2% p.a.)
                                  2)  Adjusted LIBOR plus .85% p.a.

     Term Loan:                   1)  Base Rate plus 1/4% p.a.
                                  2)  Adjusted LIBOR plus 1.10% p.a.

     Standby Letter               1)  To be discussed upon review of the
     of Credit:                       existing letter of credit issued by The
                                      Fifth Third Bank.

INTEREST PERIODS:                 Interest periods for LIBOR loans shall be
                                  1,2,3, or 6 months.

INTEREST PAYMENTS:                Interest shall be payable on the last day of
                                  each interest period for LIBOR Loans. If the interest period is 6 months for LIBOR Loans, interest shall be payable on the 90th day and on the last day of the interest period.
                                  Interest on Base Rate Loans shall be payable monthly.

FEES:

     Commitment Letter Fee:       The Borrowers paid the Agent $25,000 for
                                  deliverance of the August 19, 1994 Commitment
                                  Letter and Term Sheet, which was a previous version of this Commitment Letter and Term
                                  Sheet. If the Borrowers' bid for Dorman is accepted, this fee will be applied to the Closing Fee. This fee will be refunded by Agent only in the event Borrowers' bid for Dorman is not accepted by October 30, 1994.

     Closing Fee:                 3/8 of 1% of CoreStates' Proposed Commitment,
                                  $75,000 of which had been paid as of September
                                  15, 1994, and the balance payable upon Closing to the Lenders. This fee will be refunded by Agent only in the event Borrowers' bid for Dorman is not accepted by October 30, 1994.


     Unused Commitment Fee:       3/8 of 1% per annum of the unused portion for
                                  the period commencing upon acceptance of this commitment. The Unused Commitment Fee shall be non-refundable and will be payable quarterly in arrears, calculated on the basis of actual number of days elapsed in a year of 360 days.

     Standby Letter of            ___% p.a. plus issuance charges.
     Credit Fee:

     Legal Fees:                  For the account of the Borrowers.

MINIMUM DRAWDOWN:                 Drawdowns under Revolving Credit shall be in
                                  minimum amounts of $100,000 for Base Rate loans and $1,000,000 for LIBOR loans.

OPTIONAL PREPAYMENT:              Base Rate and LIBOR loans may be prepaid at
                                  any time upon one business days notice to the Agent. If any LIBOR loans are due or paid for any reason (mandatory prepayment, acceleration, or otherwise) prior to the end of such interest period, the Lenders shall be compensated for any loss or expense, including loss of margin, incurred as a result of such payment.

REDUCTION OF COMMITMENTS:         Commitments on Revolving Credit may be reduced
                                  at Borrowers' option in increments of at least
                                  $2,000,000 at any time on five (5) business days notice.

MANDATORY PREPAYMENTS:            In addition to the scheduled installments due
                                  on the Term Loan, 100% of the proceeds
                                  received from the activities listed below shall be applied to prepay the Term Loan in inverse order of maturity as and when such proceeds are received.
                                  a.  The sale of material assets;

                                  b.  Issuance of other debt;
                                  c.  50% of Excess Cash Flow (to be defined)
                                      calculated annually based on audited year end financial statements; remitted within 10 days of receipt of such statements.

REPRESENTATIONS                   Customary for transactions of this type,
AND WARRANTIES:                   including but not limited to:

                                  a.  Corporate Existence and Authority;
                                  b.  Binding Effect;
                                  c.  Financial Information;
                                  d.  No Material Adverse Change;
                                  e.  Compliance with laws and regulations,
                                      including environmental and ERISA.
                                  f.  Payment of Taxes;
                                  g.  Absence of Litigation;
                                  h.  Absence of Default.

CONDITIONS PRECEDENT:             Customary for credit facilities of this
                                  nature, including but not limited to:

     First Advance:               a.  Absence of Default;
                                  b.  Accuracy of Representations and
                                      Warranties;
                                  c.  Negotiation and execution of documentation
                                      satisfactory to the Agent and Lenders;
                                  d.  Satisfactory completion of Lender's due
                                      diligence; including collateral audit, a satisfactory review by the Agent of Arthur
                                      Andersen's due diligence (the scope of
                                      which shall be reviewed with the Agent
                                      prior to the commencement of the due
                                      diligence) and receipt of updated
                                      financial projections;
                                  e.  No material adverse change in the
                                      financial condition, assets, nature of the assets, operations or prospects of the Borrowers or Dorman;
                                  f.  A signed definitive agreement for the
                                      purchase of Dorman with the purchase price of Dorman not to exceed total consideration agreed to between Agent and Borrower as described in Exhibit A attached hereto.

     Subsequent Advances:         a.  Absence of Default;
                                  b.  No Material Adverse Change;
                                  c.  Notice of Borrowing.

COVENANTS:                        This proposal is subject to negotiation of
                                  covenants satisfactory to the Agent and
                                  Lenders. These shall be customary for
                                  facilities of this type, including but not limited to:


     Affirmative Covenants:       a.  Financial Reporting;
                                  b.  Payment of Taxes;
                                  c.  Corporate Existence;
                                  d.  Maintenance of Properties;
                                  e.  Compliance with laws, including
                                      environmental, ERISA and CERCLA;
                                  f.  Maintenance of ownership;
                                  g.  Compliance Certificates;
                                  h.  SEC Reports and Filings;
                                  i.  Accounts Receivable Agings (upon request);
                                  j.  Maintenance of Insurance.

     Financial Covenants:         a.  Minimum Quick Ratio
                                  b.  Minimum Cash Flow Coverage Ratio
                                  c.  Maximum Total Liabilities to Tangible Net
                                      Worth
                                  d.  Minimum Tangible Net Worth, increasing by
                                      50% of cumulative net income after tax
                                      without any reduction for losses.

                                  NOTE: Financial covenants will be set based upon Closing balance sheet and other financial statement revisions.

     Negative Covenants:          a.  Restriction on Additional Indebtedness;
                                      Guaranties;
                                  b.  Restricted Payments;
                                  c.  Change of control (the Berman's and their
                                      immediate family must maintain control of at least 40% of R&B);
                                  d.  Limitation on Investments;

                                  c.  Limitation on Mergers, Acquisitions,
                                      Divestitures.

EVENTS OF DEFAULT:                Customary for these types of facilities,
                                  including but not limited to:

                                  a.  Failure to pay principal, interest, or
                                      fees when due;
                                  b.  Noncompliance with covenants;
                                  c. Any representation or warranty shall prove to be incorrect, false or misleading in a material respect when made;
                                  d.  Insolvency; Bankruptcy;
                                  e.  Cross default to other indebtedness.

INDEMNIFICATIONS:                 The Borrowers will indemnify the Agent and all
                                  Lenders against all losses, liabilities, claims, damages, or expense relative to their loans, the Borrowers use of loan proceeds, or the commitments, including but not limited to legal fees and settlement costs whether or not the transaction contemplated hereby is consummated.

TRANSFERS:                        The Agent may sell assignments in its
                                  Commitments and Loans in a minimum amount of $5,000,000. Participations may be granted in any amount with voting rights limited to changes in interest rate, maturity of the Loans, release of collateral and amount of Commitments.

EXPENSES:                         The Borrowers will pay all legal and other
                                  reasonable out-of-pocket expenses of the Agent related to this transaction and any subsequent waivers or amendments.

WAIVER OF JURY TRIAL:             Borrower and Lenders agree to waive trial by
                                  jury.

GOVERNING LAW:                    Commonwealth of Pennsylvania

LATEST PERMITTED
CLOSING DATE:                     February 28, 1995

COMMITMENT LETTER
TERMINATION DATE:                 October 7, 1994

                     AMENDMENT TO ASSET PURCHASE AGREEMENT
                          DATED AS OF OCTOBER 5, 1994
                                    BETWEEN
                    SDI OPERATING PARTNERS, L.P. ("SELLER")
                                      AND
                              R&B, INC. ("BUYER")
                               (THE "AGREEMENT")

        A. Certain inventory of Seller (the "Brooks inventory") is held on consignment by Brooks Enterprises of Brevard, Inc. pursuant to an agreement dated May 29, 1987 as amended (the "Brooks Agreement"). Seller estimates that the Brooks inventory included in the June 30 Balance Sheet was valued at $514,000. The parties agree that (1) the Brooks inventory shall be included within the definition of Excluded Assets in the Agreement; (2) the amount payable at Closing pursuant to Section 1.2(a) shall be reduced by $514,000 and such amount payable shall be $37,786,000; and (3) the Brooks Agreement shall not be an Assumed Liability under Section 1.3. During the preparation of the Closing Date Balance Sheet the exact amount of the value of the Brooks inventory on the June 30 Balance Sheet shall be determined and any difference from $514,000 will be paid by Buyer to Seller or Seller to Buyer in the same manner as the adjustment provided in Section 1.2(c).

        B. Amounts payable to Buyer by Seller under Section 3.14(b) shall be estimated to the extent necessary and shall be adjusted when the exact amounts are determined.

        C. It is noted with respect to Section 3.14(c) that Seller will suspend but not terminate the Dorman pension plan after the Closing.

        WITNESS the due execution hereof as of the 1st day of January, 1995.


                                        SDI OPERATING PARTNERS, L.P.

                                        By  SDI Partners I, L.P.,
                                            Its General Partner

                                        By  Lehman/SDI, Inc.,
                                            Its General Partner

                                        By  /s/ Norman V. Edmonson
                                            ---------------------------------
                                            Norman V. Edmonson
                                            Executive Vice President

                                        DORMAN PRODUCTS OF AMERICA, LTD.

                                        By  RB Management, Inc.
                                            Its General Partner

                                        By  /s/ Richard N. Berman
                                            ---------------------------------
                                            Richard N. Berman
                                            President


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